U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 7, 2008

NORTHERN ETHANOL, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	000-51564	34-2033194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

193 King Street East

Suite 300

Toronto, Ontario, M5A 1J5, Canada

(Address of principal executive offices)

(416) 366-5511

(Issuer's Telephone Number)

Item 1.01 Entry into a Material Definitive Agreement

We previously reported on July 9, 2007 and on January 31, 2008, that we had entered into a Line of Credit Agreement with Aurora Beverage Corporation (“Aurora”), wherein Aurora has agreed to provide us with a $2 million unsecured line of credit (as amended). Effective March 7, 2008, we entered into another amendment to this Line of Credit, wherein this line of credit was increased by $6 million, to a total of $8 million. The due date for this line of credit was also amended from July 8, 2008, to July 8, 2009.

The balance of the terms of the initial Line of Credit Agreement remains as originally stated, including interest accrual at the rate of eight percent (8%) per annum, payable monthly. As of the date of this Report, we have drawn down an aggregate of $1,429,216 on this line of credit.

As a result of a reorganization, Aurora changed its name to LDR Properties Inc, an Ontario corporation, and is a company owned by the same individual that owns Rosten Investments Inc. (“Rosten”). Rosten owns 10,000,000 shares of our outstanding Common Stock.

We intend to utilize this increased line of credit to repay Union Capital at the maturity of that line of credit on March 30, 2008. As of the date of this report, the total obligation we owe to Union Capital is $522,848.

We believe that this amended line of credit will provide sufficient monies to fund our expected working capital requirements for project development (approximately $1,500,000 per quarter) until we are in a position to begin construction at Barrie and/or Sarnia and draw on the proposed WestLB line of credit outlined in its engagement letter and indicative term sheet executed effective December 13, 2006.

Item 9.01. Exhibits.

Number	Exhibit

10.19	Second Amendment to Line of Credit Agreement dated March 7, 2008 with LDR Properties, Inc., f/k/a Aurora Beverage Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 10, 2008	NORTHERN ETHANOL, INC. (Registrant) By: s/Andrew Telsey______________ Andrew Telsey Secretary

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